UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

 May 22, 2012

EASTGATE ACQUISITIONS CORPORATION

(Exact name of registrant as specified in its charter)

                           Nevada

000-52886

           87-0639378

(State or other jurisdiction

 (Commission

  (IRS Employer

      of incorporation)

   File Number)

Identification No.)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109

(Address of principal executive offices)

Registrant's telephone number, including area code: (801) 322-3401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

FORM 8-K

Section 1 – Registrant’s Business Operations

Item  1.01   Entry into a Material Definitive Agreement.

See Item 2.01 below.

Section 2 – Financial Information

Item  2.01   Completion of Acquisition or Disposition of Assets.

On January 15, 2012 Eastgate Acquisitions Corporation (“Eastgate” or the ”Company”) announced that it had entered into a Patent Acquisition Agreement (“Acquisition Agreement”) to acquire certain products, formulas, processes, proprietary technology and/or patents and patent applications related to pharmaceutical, nutraceutical, food supplements and consumer health products (collectively referred to as the “Acquired Products”).  The Acquisition Agreement was finalized and closed on May 22, 2012.

In exchange for the Acquired Products and technology, Eastgate issued at the closing to the seller, Anna Gluskin and/or her assigns, 10 million shares of Eastgate’s authorized, but previously unissued common stock, post-split as discussed below.  The closing of the Acquisition Agreement was initially contingent upon realizing financing of $300,000, which was subsequently reduced to $50,000.

In addition to the 10 million shares of common stock issued to the seller, the Acquisition Agreement provides that Eastgate issue 10 million shares of common stock to certain individuals in consideration for services rendered for and monies advanced to Eastgate. Those shares were issued to TGT Investment Management Inc.  Further, we have named three new directors to the board of directors.  We also anticipate that we will eventually change our corporate name to reflect the development and commercialization of the Acquired Products and our new business endeavors.

The Acquisition Agreement contains the typical representations and warranties of the parties. As a result of the closing, the seller will file with the U.S. Patent and Trademark Office and any foreign patent office that is relevant to the Acquired Products, and any other necessary parties and/or agencies, all documents and appropriate assignments to transfer and assign the Acquired Products and all proprietary rights and technology related thereto, to Eastgate. Accordingly, Eastgate will own all rights, title and interests in the Acquired Products, free and clear of all liens, mortgages, pledges, security interests or other encumbrances.

In anticipation of the closing, on March 6, 2012 we effected a forward stock split of Eastgate’s issued and outstanding shares of common stock on a 7.75 shares for one share basis. Prior to the forward stock split, we had 1.5 million shares of common stock issued and outstanding, which increased to 11,625,000 shares following the split.  All further references herein to our outstanding common stock will be on a post-split basis.

The Company intends to request a market maker to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”). There can be no assurance that the market maker will be successful in such application or that our shares will qualify for trading on the OTCBB or any other trading medium.

As a result of the acquisition of Acquired Products, we have become engaged in developing, formulating and ultimately commercializing innovative pharmaceutical, nutraceutical, food supplements and consumer health products. We intend to apply novel technologies for improvement of efficacy of the Acquired Products, based on natural or well-established compounds.  It is our intention to complete formulation of the Acquired Products and to ultimately market the commercialized products and compounds.

BUSINESS OF EASTGATE ACQUISITIONS CORPORATION

Company Background

Eastgate Acquisitions Corporation, a Nevada corporation organized on September 8, 1999, has been a development stage company engaged in investigating prospective business opportunities with the intent to acquire or merge with one or more businesses.  In March 2002, we changed our corporate name to Talavera’s Fine Furniture in anticipation of making an acquisition.  However, the acquisition was not finalized and in November 2006, we changed our name back to Eastgate Acquisitions.  In October 2007, the name was changed to Eastgate Acquisitions Corporation.  Subsequently, we continued our search for business opportunities.

On May 22, 2012, we finalized the Acquisition Agreement.  Taking into consideration the shares of our common stock issued pursuant to the Acquisition Agreement, we presently have issued and outstanding 31,625,000 shares of common stock.

Our principal executive offices are presently located at 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109 and our telephone number is (801) 322-3401.

Current Business

We are engaged in the development and ultimate formulation of other novel formulations of natural compounds and OTC products that have limitations in effective use for human consumption. We intend to accomplish this by using a proprietary, self-emulsifying drug delivery systems, predominantly forming nanoemulsions. We anticipate that we will be able to develop patentable formulations of pharmaceutical, nutraceutical food supplements and consumer health products that can be used for treatment of various diseases and symptoms. By using a self-emulsifying drug delivery technology, we believe that the resulting products will enable lower dosing, fewer side effects and alternative dosage forms, as well as commercial advantages, such as extended patent protection and broader use.

The self-emulsifying drug delivery technology includes two different approaches to improve the effectiveness of poor bioavailable drugs and provide new methods of delivery. These consist of (i) a self-nanoemulsifying vehicle for oral or topical use, and (ii) a delivery systems with improved solubility of incorporated compounds. We believe that our technologies can improve the efficacy of existing products and formulations based on natural or well-established compounds and known biologically active compounds.

In developing our products, we intend to use modern delivery technologies. Some examples are nanoemulsification, polymer-lipid mixed micelles, enhanced sublingual and transmucosal drug transport from various fast dissolving / fast absorbing oral forms, bioavailability improvement of poorly soluble compounds for molecules with known biological activity and well established safety profiles. We believe these methods will significantly decrease requirements for preclinical investigations and clinical testing, accelerate the clinical approval process, shorten the time to market, and simplify all steps of the product development process.

Our products being developed contain several formulations based on natural compounds in the areas of wellness, health protection, infection control and treatment, skin improvement, weight and blood glucose management.  Many of our products are made of herbal essences and extracts, which have shown excellent efficacy in treatment and prevention of urinary tract infections and cystitis, liver diseases, gastric ulcers, skin papilloma and other disorders. Additionally, some products use nanoemulsions and solubilized systems with enhanced absorption via topical and transmucosal ways. These products are designed to fulfill the demand in treatment of different medical conditions, which are not well addressed with existing pharmaceutical or natural medicines.

Our technologies use carrier components that we believe are safe and approved for human consumption and can be manufactured using common equipment. We believe that these approaches are patentable and suitable for wide variety of active compounds. They can be applied to a variety of components and allow development of products for different applications and different routes of administration.

Glossary of Terms

To better understand the information discussed herein, we are including the following description of some of the terms used herein.

Bioavailability.  A measurement of the rate and extent to which a drug reaches the systemic circulation.

Bioadhesion.   A property of a substance to adhere to biological substrate or body tissues and remain there for an extended period of time.

Chylomicrons.  Chylomicrons are lipoprotein particles that consist of triglycerides, phospholipids, cholesterol and proteins. They transport exogenous lipids to liver, adipose, cardiac, and skeletal muscle tissue, where their triglyceride components are unloaded by the activity of lipoprotein lipase. Chylomicrons are created by the absorptive cells of the small intestine, known as enterocytes. Chylomicrons have a diameter of 75 to 1,200 nanometers (“nm”). These Chylomicrons are released by exocytosis from enterocytes into lymphatic vessels in the small intestine, and are then secreted into the bloodstream.

Excipient.  Generally an inert or inactive substance used as a carrier for an active ingredient or drug.

Hydrophobic compounds.  Compounds that are repelled by water and are usually insoluble in water Examples of hydrophobic compounds include the oils, fats, waxes and greasy substances. The word hydrophobic is constructed of two Greek words; hydro – water, and phobe – fear, that is something with a fear of water.

High drug payloads.  Relates to formulations with increased loading of the drug, which is usually poorly soluble and cannot be incorporated into traditional dosage forms. These conventional formulations have low bioavailability and limited efficacy

Homogeneous vehicle of water miscible non-irritating polar solvents and pharmaceutically acceptable surfactants.  Relates to efficient vehicle for enhanced local and transdermal delivery of hydrophobic poorly soluble compounds.

In situ.  Describes the process happening in the moment of combining of two different phases or components. Nanoemulsion forms “in situ” after combining of SNEDDS and water media without use of any special equipment or application of additional force.

Micelles and polymer-lipid micelles.  A micelle is an aggregate of surfactant molecules, having polar heads and non-polar tails and dispersed in a liquid colloid. A typical micelle in aqueous solution forms an aggregate with the hydrophilic "head" regions in contact with surrounding solvent, sequestering the hydrophobic single tail regions in the micelle center. Micelles are approximately spherical in shape, but other phases, including shapes such as ellipsoids, cylinders, and bilayers, are also possible. Micelles form spontaneously in water. This spontaneous arrangement is due to the amphipatic nature of the molecule. The driving force for this arrangement is the hydrophobic interactions the molecules experience. Combining some surfactants, lipidic components and polymeric molecules leads to formation of polymer-lipid mixed micelles. These mixed micelles demonstrate high drug loading and improved stability

Nanoemulsion.  Nanoemulsions are submicron-sized emulsions that are under extensive investigation as drug carriers for improving the delivery of therapeutic agents. They are the most advanced nanoparticle systems for the systemic delivery of biologically active agents for controlled drug delivery and targeting. Nanoemulsions are the thermodynamically stable colloidal systems where two immiscible liquids (water and oil phases) are mixed to form a biphasic colloid by means of an appropriate surfactants. Nanoemulsion droplet sizes fall typically in the narrow range of 10-200 nm and show narrow size distributions. Nanoemulsions show promise for the future of cosmetics, diagnostics, drug therapies, and biotechnology.

Nanoemulsification and self-nanoemulsifying drug delivery system (SNEDDS).  Isotropic mixtures of natural or synthetic oils, solid or liquid surfactants and, sometimes, one or more pharmaceutical solvents. Upon mild agitation followed by dilution in aqueous media, such as gastrointestinal (GI) fluids, these systems can form “in situ” fine oil-in-water (o/w) emulsions, microemulsions (SMEDDS) or nanoemulsions (SNEDDS). Fine oil droplets would pass rapidly from the stomach and promote wide distribution of the drug throughout the GI tract, thereby minimizing the irritation frequently encountered during extended contact between bulk drug substances and the gut wall. When compared with common emulsions, which are sensitive and less stable dispersed forms, SNEDDS are physically stable formulations that are easy to manufacture. An additional advantage of SNEDDS over simple oily solutions is that they provide a large interfacial area for partitioning of the drug between oil and water. Thus, for lipophilic drugs with dissolution-limited oral absorption, these systems may offer an improvement in the rate and extent of absorption and more reproducible plasma concentration profiles

Product Overview

Our fundamental strategy is to develop patentable, improved formulations of products that can be used for treatment of various diseases and symptoms.  Insoluble biologically active compounds remain a serious problem for the modern drug development, with over one-third of the drugs described as insoluble or poorly soluble in water. Most natural products, herbal extracts and essences are insoluble in water. Further, traditional approaches used to overcome low solubility result in clinical problems ranging from low and erratic bioavailability to serious side effects such as local irritation. The self-emulsifying drug delivery technology is designed to develop products with visible advantages, such as lower dosing, fewer side effects and alternative dosage forms, as well as commercial advantages, such as extended patent protection and broader use.

Our self-emulsifying drug delivery technology includes two different approaches that we believe improve the effectiveness of poorly bioavailable drugs and provide new methods of delivery; (i) self-nanoemulsifying vehicle for oral or topical use, and (ii) a delivery systems with improved solubility of incorporated compounds.

Self-Emulsifying vehicle for oral use

Our self-emulsifying vehicle for oral use is a delivery system built with a combination of scientifically selected, physiologically acceptable components in predetermined ratio. It dissolves all active components in the vehicle and provides immediate formation of oil-in-water emulsion after contact with water media, usually with oil droplets smaller than 300 nm. These oil droplets can be as low as 10-30 nm. Biologically active components remain associated with the oil phase of the formed emulsion.

We believe that incorporation of active ingredients into discontinuous phase of the emulsion helps to improve bioavailability, as small oil droplets are absorbed more easily in the gastro-intestinal tract. This delivery vehicle increases drug loading through a unique combination of polarity and hydrophobicity of the carrier components (US Patent pending). It also provides a more pleasant taste masking any pleasant organoleptic properties, enhancing patient compliance with the products based on this technology.

Self-Nanoemulsifying vehicle maximizes oral delivery by:

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Increasing the solubility of the active components (essences and herbal extracts) and total loading while preventing precipitation and adhesion to glass and metal surfaces;

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 “In situ” forming extremely small droplets (nanoemulsions) without any application of external force; and

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Active transport in gastro-intestinal tract using extracellular pathways by mimicking usual behavior of chylomicrons.

Our new proprietary formulations are built with safe, well-established components.  We believe our products are stable with low irritancy and can be manufactured with readily available industry-standard equipment. We further believe they possess a high efficacy in the systemic delivery of biologically active compounds, natural essences, lipophilic vitamins, such as D, E, A and K, and other compounds.

Oral delivery in self-emulsifying vehicles provides an alternative to other methods of administration and allows selected compounds to be administered more effectively, at lower doses, with fewer adverse events and improved patient compliance.

Delivery Systems with Improved Solubility of Incorporated Compounds

Our approach for improved delivery of various herbal extracts, essences and hydrophobic compounds is based on use of a self-nanoemulsifying delivery systems, not only for systemic oral administration of hydrophobic (lipophilic) compounds, but also for sublingual (buccal, transmucosal) and topical applications. The major factor to improve bioavailability of included insoluble active compounds is preventing the precipitation of these components after contact with water media, such as saliva, sweat, and blood. This is achieved by incorporation into a proprietary composition that has high solubility containing a combination of excipients, which does not allow immediate drug crystallization and precipitation when wetted.

The principal excipients used in the proposed formulations are highly biocompatible and approved for use in humans. Different water-insoluble compounds were formulated demonstrating the following:

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Lower toxicity and irritation potential;

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Controlled absorption with a reduction in variability;

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Targeted release of the drug to specific areas;

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Absorption irrespective of the feeding state for sublingual formulations;

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Improved bioavailability of poorly soluble compounds;

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Improved dissolution rate;

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Low local irritation;

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Bio adhesion to oral mucosa for maximal penetration;

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High drug payloads; and

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Lower production cost.

Topical products designed with the use of solubility-improved platform have been successfully used for the elimination of papilloma and warts, for delivery of poorly soluble antifungal, and for enhanced efficacy of various hydrophobic herbal extracts.

The self-emulsifying drug delivery technology includes two different approaches to improve the effectiveness of poor bioavailable drugs and provide new methods of delivery. These consist of (i) a self-nanoemulsifying vehicle for oral or topical use, and (ii) a delivery systems with improved solubility of incorporated compounds. We believe that our technologies can improve the efficacy of existing products and formulations based on natural or well-established compounds and known biologically active compounds.

Business Strategy

Our primary business strategy capitalizes on the growing interest in three related areas:

1.

Developing innovative therapeutic products.  Our goal is to discover, develop and commercialize innovative therapeutic products and to improve existing compounds by using our delivery technologies, and combine poorly soluble compounds with known biological activity and well established safety profiles

2.

Prevention of disease. Due to the escalating cost of health care, there is much interest in the prevention of disease. It is generally more efficient and productive to maintain health and prevent disease than it is to treat acute illness. We believe disease prevention is the most effective way to improve health and lower health care costs.

3.

Alternative health care including dietary supplements and nutraceuticals. People are increasingly interested in alternative approaches to health care. A significant number of people seek treatment with alternative forms of health care and global spending on alternative health care has exceeded that of traditional medicine. An important component of alternative health care is the use of nutraceuticals and supplements.

Technology and Products

Our technology

We believe our technological approach allows significant improvement in absorption of poorly soluble drugs.  We further believe this improves the bioavailability of delivered active components and increases efficacy of the medicines and may possibly present an alternative delivery route. This technology is based on the formation of nanoemulsion with extremely small droplet size, usually smaller than 100 nm, upon contact of the insoluble drug with body fluids.  Because the process mimics the normal physiological process in a human body, these small droplets containing poorly soluble drug are actively absorbed in the body.

There are variations of our nanoemulsion based delivery platform, depending on the physical state of the medication:

1.

Liquid formulations.  Self-nanoemulsifying delivery system used for lorazepam oral spray, liquid forms of vitamins, nanoemulsion of essential oils (Nano E-drops), and topical nanoemulsions with different biologically active compounds. Nanoemulsions, with oil droplets smaller than 100 nm, can penetrate through oral or other mucosal layers, stomach or intestine lining or non-damaged skin. Incorporation of essential oils into nanoemulsion form provides taste masking. It also eliminates product loss due to adhesion to glass walls or metal surfaces and improves the efficacy of the formulations.

2.

Homogeneous vehicle of water miscible non-irritating polar solvents and pharmaceutically acceptable surfactants. Forms nanoemulsion or micellar solution after contact with water media. This approach allows avoiding drug precipitation and showed notable improvement of transdermal penetration of poorly soluble compounds and also can be effectively combined with film forming additives. Used in topical compositions of antifungal ointments and lacquer and in natural composition of essential oils for treatment of warts and papillomas.

3.

Semi-solid oral formulations (in soft gelatin capsules).  Self-microemulsifying compositions for incorporation of poorly soluble compounds, including plant extracts and natural components along with different lipids or essential oils. After swallowing, the capsule dissolves and the contents immediately form a fine emulsion with biologically active component organized in small oil droplets, which are effectively absorbed in gastro-intestinal tract by active transport mechanism, similarly to chylomicrons.  This increases bioavailability by up to 400%. Used for enhanced delivery of corosolic acid, poorly soluble active component from Banaba extract, combination of ursolic and corosolic acid/Banaba extract and in formulations with Silymarin, NSAIDs derivatives and other formulations.

Our Products

Pharmaceutical prescriptions

Lorazepam nanoemulsion oral spray for epilepsy/acute seizures emergency treatment

Control of acute severe seizures usually requires hospitalization and emergency treatment by means of intravenous anticonvulsant drugs. Lorazepam is usually a drug of choice because of its fewer side effects and low risk of overdose.  Any delay in effective treatment leads to the possibility of increased mortality and morbidity. The use of anticonvulsants by more convenient routes of administration (buccal, nasal) is actively studied, but to date no medications in such form have been approved in North America. Accordingly, we believe there is an unmet need for a convenient, acute, and very rapid treatment of the seizure state, particularly in out-of-hospital settings, which does not require parenteral or oral administration.

The oral spray for transmucosal delivery is based on our waterless self-nanoemulsifying formula, which is designed to prevent a drug’s precipitation after contact with saliva.  We believe the spray provides fast onset of action and is designed to optimize drug administration through the oral mucosa lining. Because the drug enters the blood stream directly, it avoids the first pass metabolism in liver and is efficiently and quickly delivered to the brain.

The oral spray formulation of Lorazepam can provide a fast and effective treatment of acute seizures in the hospital, outpatient settings or in the home. This novel form of anticonvulsants is a convenient alternative to injectable (especially intravenous) Lorazepam to efficiently control epilepsy emergencies. This spray formulation can be used either by the patient, if possible, or by any non-trained person even in the time of ongoing seizures.

We believe this product offers the following features:

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Easy and fast non-invasive administration;

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Onset of action is comparable to intravenous injection;

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Suitable for self-administration;

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Can be administered in any setting;

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Easy and convenient control of delivered doses; and

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Can be applied to mucosa of lips or gums even when teeth clenched in a seizure.

We further believe the oral spray formulation of Lorazepam has advantages over existing products, including ease and convenience to use. It can be self-administered or administered by a non-trained person, even if the patient is unconscious.  Also, the product can be easily titrated by varying the number of sprays and thus reduce side effects and withdrawal symptoms. Because most epileptic seizures start in a community setting, rapid and effective treatment that can easily be administered by patient himself, family members, caregivers or paramedics if required, is important. The oral spray of Lorazepam can also be used during a seizure, when the patient is clenching his/her mouth, by applying the spray directly to the gum or lip mucosa.

Commercialization potential and development

Management estimates the annual incidence of epileptic seizures and acute repetitive seizures in the United States are 150,000 cases and 400,000 patients, respectively. These emergency conditions lead to an estimated 40,000 deaths in the U.S. every year. We believe that the use of Lorazepam spray in out-of-hospital settings may significantly decrease mortality caused by acute seizures.

A feasibility study of transmucosal delivered Lorazepam for seizure treatment was initiated in 2012 in collaboration with Dr. P.  Carlen of the Toronto Western Hospital, University Health Network.  If preclinical investigations in animals and optimization of the formulation of transmucosal Lorazepam are successful, the spray will be manufactured for toxicological, safety and pharmacokinetics investigations. Analytical development, product optimization and stability program for the selected dosage form will be carried out in accordance with GLP/GMP requirements.

Required safety pharmacology and toxicology programs will be conducted using the optimal formulation in final dosage form and packaging in accordance with current regulations. Size and duration of toxicology and safety pharmacology program and clinical development program will be established after meeting with Health Canada.

The estimated duration of product development is 24 to 36 months for pre-clinical studies, including toxicology and safety pharmacology. Clinical trials can start within three years after the start of the project. Because the proposed product is based on a long approved and well-known drug with good safety profile, and that we plan to be in the approved dosage range, we believe that an abbreviated clinical development will be sufficient for marketing approval in Canada.

We also believe that oral Lorazepam spray in the U.S. will satisfy abbreviated clinical development program requirements outlined in Section 505(b)(2) of Food and Drug Administration (“FDA”) New Drug Application.

 2% Ketoconazole ointment for enhanced delivery of insoluble anti-fungal drug through the skin

Ketoconazole is a synthetic drug used to treat fungal infections. Structurally, Ketoconazole belongs to an Imidazole class of antifungals and works by slowing the growth of fungi that cause infection. Ketoconazole is often used to treat such fungal infections that can spread to different parts of the body through the bloodstream, such as yeast infections of the mouth, skin, urinary tract, and blood, and certain fungal infections that begin on the skin or in the lungs and can further spread through the body. Ketoconazole is also used to treat superficial fungal infections of the skin or nails that cannot be treated with other medications.

Ketoconazole is effective in the treatment of fungal infections, but has been shown to possibly cause liver damage.  Current products on the market are represented by oral preparations (tablets and capsules) and topical formulations (creams, ointments, shampoo, ovules).  As with any oral preparation, the drug is absorbed into the blood stream in the gastrointestinal tract and carried to the site of infection after passing through the liver. Due to these inevitable limitations of the orally administered drug, existing oral Ketoconazole products have warnings about possible liver damage as well as other side effects. Additionally Ketoconazole demonstrates a strong inhibitory activity toward Cytochrome P450 and other important enzymatic pathways in the body and cannot be used simultaneously with some other medications.

Existing topical Ketoconazole preparations do not penetrate into the body in significant amounts and cannot cause any serious systemic adverse effects because concentration in the blood is extremely low. While these products deliver Ketoconazole only on the surface at site of application, the drug penetrates into the skin for only a few microns. Unfortunately, such restricted penetration limits antifungal efficacy of the drug to the upper layer of the skin. In the case when a fungal infection is located below the epidermis, topical application of Ketoconazole is non-effective and the drug needs to be used orally.

We have developed what we believe to be an effective topical formulation of 2% Ketoconazole ointment for enhanced delivery of insoluble anti-fungal drug through the skin. Ketoconazole is a drug with very low solubility, but it completely dissolves in a proprietary vehicle of the water washable ointment.  The use of additives prevents Ketoconazole from immediate precipitation on contact with body tissues and a combination of highly penetratable solvents transport the drug in active dissolved state deep into the skin.  This results in effectively treating fungal infections at site of application. We believe that the antifungal activity of incorporated drugs will increase the cure rate when compared with existing Ketoconazole formulations using traditional cream and ointment bases.

We believe this product offers the following features:

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Higher antifungal activity compared to existing products on the market;

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No liver toxicity – topical application with minimal blood absorption;

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No drug interaction with other medications; and

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Wider spectrum of indications and treatments.

Commercialization potential and development

Aqua Pharmaceuticals’ 2% Ketoconazole gel (Xolegel® 2%) has a retail price of approximately $300 for a 60 gram tube. The efficacy of this alcohol based formulation in treatment of superficial fungal infections is believed to be about 25%. We believe our penetratable formulation of Ketoconazole will demonstrate a higher antifungal activity, up to 80-90% for susceptible topical fungal strains. In addition, we expect an expansion of the current market for Ketoconazole because of additional indications that our preparation can be used for the treatment of onychomycosis, fungal dermatitis of different origin. We believe chances for adverse effects for topically administered Ketoconazole are much lower than for oral dosage forms.

Due to well-known active pharmaceutical ingredient and inactive components used in the formulation, we believe the product can get fast approval in Canada after minimal required small trials. We expect that 2% Ketoconazole ointment in the U.S. will satisfy abbreviated clinical development program requirements outlined in Section 505(b)(2) of FDA New Drug Application.

Pharmaceutical – OTC (over the counter) products

Metformin Low Dose Chewable Tablets (Taste Masked)

Metformin is a popular drug for treatment of type 2 diabetes. It is available in tablets 500 and 800 mg and recommended dose can reach 3000 mg per day.  Such high doses are often associated with stomach disturbances such as diarrhea, bloating and bad feelings. The big tablet is difficult to swallow and the unpleasant taste prevents people from chewing the tablets.

Our chewable composition of Metformin is in relatively low doses of 50, 100, 150 and 200 mg. Such tablets can be chewed or administered sublingually as lozenges. This way of administration improves bioavailability and should decrease undesirable side effects. Additionally, we anticipate that low doses of Metformin in chewable tablets could be approved as an OTC product, subject to negotiations with Health Canada, as a medicine for weight control, appetites suppression and treatment of polycystic ovary syndrome (PCOS). We believe the side effects of chewable low dose Metformin tablets are minimal. The formulation and process are patent pending and can be manufactured using standard pharmaceutical equipment. All ingredients are USP/NF or pharmaceutical grade and listed in FDA Inactive Ingredients Guide and/or Canadian List of Acceptable Non-Medicinal Ingredients.

Natural health products (nutraceuticals)

Nano E-drops – nanoemulsion of essential oils combination for treatment of cystitis and urinary tract infections

Infections of the urinary tract (UTIs) are the second most common type of human infection. Urinary tract infections can hurt either men or women, although, because of anatomical differences, dominantly women.  About half of women will suffer a urinary tract infection or UTI at some point in life. It happens when bacteria infect the system that carries urine out of the body, the kidneys, bladder, and the tubes that connect them. Bladder infections are common and usually not very dangerous if treated promptly. However, if the infection spreads to the kidneys it can cause more serious illness. Most urinary tract infections are caused by Escherichia coli (E. coli), although some other bacteria, viruses, fungi and parasites can also invade the urinary tract. There is also a chance that the infection may enter the bloodstream and spread to other organs and even cause sepsis.

Acute cystitis and kidney infections can often be treated with oral antibiotics (penicillins, cephalosporins and fluoroquinolones) until symptoms disappear. Severe kidney infections may require hospital care, including a course of intravenous antibiotics. UTIs are more often a problem for older adults who require prolonged hospital stays or who live in long-term care facilities.

Some women are prone to getting UTIs repeatedly. Also, people with diabetes are more vulnerable to UTIs, because their immune systems tend to be weaker and sugar that is present in urine in diabetics encourages the growth of bacteria.  Low estrogen levels can make it easier for bacteria to thrive in the vagina or urethra. For this reason, women may be more susceptible to UTIs after menopause.

Beside antibiotic treatment, only few alternative methods are offered to patients with chronic interstitial cystitis or chronic UTI. Herbal diuretics such as Uva ursi, Cranberry and Juniper berries are somewhat useful, but success rate is not significant. We have found that better results were achieved with D-mannose, which interacts with lectins on the bacterial wall of E. coli. Nevertheless, an effective way of UTI treatment was discovered by Dr. Enes Hasanagic, who invented a mixture of several essential oils, given orally, helped to eliminate UTI infections. Being swallowed, essential oils and their metabolites prevent adhesion of E. coli to the urinary tract epithelium, which in turn decrease bacterial growth and help to wash the pathogenic microorganisms out.  E-drops developed by Dr. Hasanagic have become popular in Central and Eastern Europe.

The primary limitation for wide use of this remedy was strong astringent taste and some stomach irritation resulting is consumer dissatisfaction.  Using new pharmaceutical technology, the required essential oils were incorporated into self-nanoemulsifying composition, which forms nanoemulsion that when added to water results in a more pleasing taste. This also reduces the loss of active components due to adhesion to walls of the cup. Droplet size of the formed emulsion is around 100 to 200 nm and oil absorption in the stomach is fast without signs of irritation. Such small droplets are absorbed immediately in the gastro-intestinal tract and provide a working concentration of active compounds and metabolites in kidneys, urethras and bladder, thus preventing adhesion of dangerous bacteria.

PURALEN®:   Essential oils combination for treatment of stomach disturbances

PURALEN™ is a combination of essential oils, similar to E-drops with activity focus shift from urinary tract to gastro-intestinal tract. The product demonstrates healing properties toward UTI, effectively fights cystitis and kidney disorders, but the dominating action becomes a gentle colon cleansing. This is caused by action of the oil combinations that helps in stomach disturbances, digesting aid and pronounced carminative action. It stops meteorism and provides relief from flatulence. The initiated bowel movement action is very delicate and does not cause any pain or irritation. No habit formation was observed for treatment courses of reasonable duration.

GluCorrect® :   Banaba extract in soft gelatin capsules with self-emulsifying formulation for blood  sugar control

Recent published statistics show that about 25 million people in the U.S., or approximately 8% of the population, suffer from diabetes. Estimates indicate that this number includes nearly 6 million people who have diabetes and are not aware of it. It is also estimated that another 50 million have “pre-diabetes,” which associates with high risk of developing type 2 diabetes, cardiovascular diseases and stroke.  Diabetes often leads to blindness, blood vessel disease, kidney failure, amputations, and nerve damage. Diabetes and its complications are the seventh highest cause of death in the U.S.

Type 2 diabetes is characterized by a reduced sensitivity to insulin signaling and decreased glucose transport efficiency, primarily into fat and muscle cells.  A decreased sensitivity to insulin’s actions causes extended glucose circulation in the blood.  As a result, higher levels of insulin are required to normalize blood glucose concentration.  The developed hyperglycemia and hyperinsulinemia lead to a condition called insulin resistance.

Currently, several antidiabetic drugs have been prescribed for lowering blood sugar levels and for delaying further diabetes development. However, various adverse effects such as heart failure, hypoglycemia, kidney failure and weight gain were reported.  Health authorities recently restricted access to the antidiabetic drug Avandia (rosiglitazone) in the U.S. and Europe.

We believe that traditional herbal remedies could be a safe alternative to conventional medicine in maintaining a normal level of blood glucose. Several medicinal plants have been studied for their potential anti-diabetic activity including Lagerstroemia speciosa (Banaba), Eriobotrya japonica (Loquat), Ternstroemia gymnanthera (Japanese Cleyera) and others. The major bioactive substance found in these plants is Corosolic acid, a sterol type molecule. A study reported in 1993 by Japanese researchers showed that Corosolic acid significantly affects glucose transport across cell membranes. Corosolic acid has insulin-like properties and activates glucose passage through membranes, resulting in blood glucose reductions.  A distinctive feature of Corosolic acid is not only the stimulation of glucose transport, but also inhibition of the differentiation of pre-adipocytes into adipocytes (fat cells). That’s why, unlike most other antidiabetic drugs, Corosolic acid reduces blood glucose without increasing adiposity.

Research indicates that Corosolic acid may increase the activity of facilitative glucose transporters, especially GLUT4, located in fat tissue, heart and skeletal muscle.  This carrier-mediated process leads to more efficient utilization of glucose and also induces a slight lowering of blood sugar without causing hypoglycemia.  The need for insulin is thus reduced, since insulin is secreted in response to high blood glucose levels. When blood glucose is used as fuel for the body and brain and is not in excess, it does not get stored in adipose cells. It is likely that glucose and insulin level modulation reduces total caloric intake and encourages moderate weight loss.

Insulin resistance is an impaired response to the body’s own insulin resulting in active muscle cells not metabolizing glucose as easily as they should. It is one risk factors in metabolic syndrome. Existing pharmacotherapeutic agents for the treatment of insulin resistance and hyperinsulinemia can cause significant negative side effects.  Past research indicated that Banaba leaf and its corosolic acid extracts demonstrated a high degree of safety, minimal side effects, and presented a unique therapeutic opportunity.  Recent research demonstrates that high strength corosolic acid (18%) from Banaba may offer significant advantages. It may benefit those trying to overcome insulin resistance by helping to use glucose more effectively. It is our belief that using Banaba leaf extract, containing Corosolic acid, for 30 consecutive days may decrease blood glucose levels.

A serious limitation to wide use of Corosolic acid is low solubility of this extremely hydrophobic component. Incorporation of Banaba extract into oil filled gelatin capsules increases bioavailability, but seriously postpones the onset of action.

We believe that bioavailability drawback was successfully overcome in GluCorrect® chewable tablets. Incorporation of the Corosolic containing extract into proprietary composition for sublingual delivery allows fast and effective absorption of active material and onset of glucose lowering action. The tablet can be taken 15 to 30 minutes before meals to help control blood glucose level.

Each soft gelatin capsule contains extract of Banaba leaf (Lagerstroemia speciosa), standardized by the active components -  Corosolic acid and pure alpha-lipoic acid in a proprietary lipid based vehicle. This combination forms a nanoemulsion in the stomach when the swallowed capsule dissolves, and releases biologically active compounds, incorporated into arisen tiny droplets, into the gastro-intestinal tract. The small size of the oil globules (less than 100 nm) makes absorbance fast and complete, significantly increasing bioavailability and efficacy of the active components.

We believe Banaba leaf extracts can effectively control blood glucose levels and may assist with overcoming insulin resistance. Insulin resistance in peripheral tissues, together with the impairment of glucose-induced insulin secretion from pancreatic beta cells, is known as one of the major pathogenic factors of type 2 diabetes.

Corosolic acid activates facilitative glucose transporters, thereby decreasing the need for insulin secretion. It also maintains a lowering of blood sugar without causing hypoglycemia, even in healthy subjects with normal blood glucose levels. When blood glucose is used as fuel for the body and brain and is not in excess, it does not get stored in adipose cells. It is probable that glucose and insulin level modulation by Banaba extract can reduces total caloric intake and stabilize body weight and encourages moderate weight loss.

Alpha-Lipoic acid is a potent antioxidant, synthesized in human body in small amounts and found in broccoli or spinach. This organic acid helps the body to use glucose, hence it's potential role in improving blood sugar control. Alpha-Lipoic acid can reduce complications from a high sugar diet. It is readily absorbed from the developed self-nanoemulsifying composition.

Alpha-Lipoic acid has been found to increase glucose transporters translocation to cell membranes and to increase glucose uptake in adipose (fat) and muscle cells. Although Lipoic acid does not appear to bind to the insulin receptors like insulin, it can activate the insulin-signaling cascade in the cells.

A unique combination of Banaba extract, containing corosolic acid and alpha-Lipoic acid in a highly bioavailable formulation, helps to use glucose as an energy source and suppresses undesirable fat formation. GluCorrect™ is potentially valuable for maintaining stable body weight and optimize glucose metabolism.

URBAN POWER® :  Ursolic acid and Banaba extract combination in soft gelatin capsule – for weight control

URBAN POWER™ soft gelatin capsules contain highly bioavailable combination of Banaba extract (18% Corosolic acid), a natural glucose regulating factor, pure Ursolic acid extracted from Sage, helping to transform fat into muscles, and alpha-Lipoic acid, a potent antioxidant that helps to promote glucose metabolism and increases sensitivity to insulin. All these components are poorly soluble and have very low absorption in gastro-intestinal tract. URBAN POWER™ is comprised of scientifically developed self-nanoemulsifying delivery system, which increases solubility and bioavailability of active components.

Optimization of glucose metabolism due to improved sensitivity to insulin, caused by alpha-Lipoic acid and Banaba extract, improves energy supply and prevents fat formation from excessive amounts of sugar. Ursolic acid is a natural compound, present in apple peels and many edible plants. Recent studies indicate that Ursolic acid significantly reduced skeletal muscle atrophy, resulting from two important stress inducers, namely, starvation and muscle denervation. It can be used in the treatment and prevention of skeletal muscle atrophy has been discovered. Studies also indicate that Ursolic acid can reduce body fat, sugar and lipid levels in blood. Hence, this compound should be valuable due to its role in the treatment of diabetes and obesity.

Use of a self-emulsifying vehicle allows significantly increased bioavailability of the active components that increase their efficacy. Fifty mg of Ursolic acid in this delivery system equal approximately 200 mg of traditional hard gelatin capsule formulation.

Banaba leaf extracts exert antidiabetic and antiobesity effects. Numerous animal and human studies indicate that corosolic acid and corosolic acid standardized Banaba extracts may be beneficial in addressing issues associated with elevated blood sugar levels and obesity. Furthermore, corosolic acid exhibits anti-inflammatory, anti-hyperlipidemic, antiviral and antitumor promoting effects. Standardized Banaba extracts in combination with other ingredients demonstrates hypoglycemic, anti-hyperlipidemic and appetite suppressant activities and may be useful in dealing with symptoms associated with metabolic syndrome.

Alpha-Lipoic acid plays an important role in mitochondria, the energy production centers of our cells.  In recent years, clinical research suggests that alpha-Lipoic acid supplements may have a variety of potential health benefits, including a possible reduction in the risk of cardiovascular disease.  Recent laboratory research has also shown that alpha-Lipoic acid markedly reduce the incidence of obesity in obesity-prone rats.

Synergistic effect of combined Ursolic acid and Banana extract with alpha-Lipoic acid, may help in weight control, suppress appetite, diminish fat accumulation, facilitate muscle growing improve glucose metabolism and energy regulation.

Wartzz®:   liquid topical composition for treatment of warts and papilloma

There is a number of current products on the market that contain essential oils that are designed to kill viruses in warts, papillomas and other skin tags. Because the essential oils are volatile, the products need to be applied on the warts four to six times a day for two to six weeks.

We have developed a proprietary film forming composition containing a synergistic combination of five essential oils that can be used to kill viruses and needs only be applied once every 24 hours. After application on the wart surface, our composition dries and forms an invisible film.  All active ingredients remain in the film and slowly release for 24 hours at the site of application, effectively killing papilloma viruses. The film is transparent, invisible and water insoluble after the film dries. A new application is to be administered the following day. The formulation is viscous and causes no irritation.

Government Regulation - Pharmaceutical products

Our research and development activities and the manufacturing and marketing of our pharmaceutical products are subject to extensive regulation by the FDA in the United States, Health Canada in Canada and comparable designated regulatory authorities in other countries.  Among other things, extensive regulations require us to satisfy numerous conditions before we can bring products to market. These regulations are not unique to us and they apply to all competitors in our industry.

The following discussion summarizes the principal features of food and drug regulation in the United States and other countries as they affect our business.

United States

All aspects of our research, development and foreseeable commercial activities relating to pharmaceutical products are subject to extensive regulation by the FDA and other regulatory authorities in the United States. United States federal and state statutes and regulations govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of pharmaceutical products. The regulatory approval process, including clinical trials, usually takes several years and requires the expenditure of substantial resources.

The steps required before a pharmaceutical product may be marketed in the United States include:

•

Preclinical trials

Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety of the product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice, or GLP regulations. We plan to conduct and submit the results of preclinical tests to the FDA as part of our Investigational New Drug Application (“IND”) prior to commencing clinical trials. We may be required to conduct extensive toxicology studies concurrently with the clinical trials.

The results of these evaluations and tests are then submitted to the FDA, along with manufacturing information, analytical data, and protocols for clinical studies, in an IND, to receive an approval from the FDA that the clinical studies proposed under the IND are allowed to proceed;

•

Clinical trials

Based on preclinical testing, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if not rejected by the FDA within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with good clinical practice, or GCP, regulations. In addition, an Institutional Review Board, or IRB, generally comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. The IRB also continues to monitor the study. We must submit progress reports detailing the results of the clinical trials to the FDA at least annually. In addition, the FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Clinical trials involve the administration of a new drug to humans, under the supervision of qualified investigators using the protocol approved by the FDA and IRB, to establish the safety and efficacy of the product candidate for the intended use.

Clinical trials are typically conducted in three sequential phases (Phase I, Phase II, and Phase III), but the phases may overlap. Phase I clinical trials test the drug on healthy human subjects for safety and other aspects, but usually not effectiveness.  Phase II clinical trials are conducted in a limited patient population to gather evidence about the efficacy of the drug for specific purposes, to determine dosage tolerance and optimal dosages, and to identify possible adverse effects and safety risks. When a compound has shown evidence of efficacy and acceptable safety in Phase II evaluations, Phase III clinical trials are undertaken to evaluate and confirm clinical efficacy and to test for safety in an expanded patient population at clinical trial sites in different geographical locations.  Clinical trials need to be conducted in compliance with the FDA’s Good Clinical Practice (“GCP”) requirements.

After the completion of clinical trials, if there is substantial evidence that the drug is safe and effective, a New Drug Application (“NDA”) is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length.

•

NDA Submission

The results of pre-clinical studies, clinical studies, and adequate data on chemistry, manufacturing and control information to ensure reproducible product quality batch after batch, are submitted to FDA in an NDA to seek approval to market and commercialize the drug product for a specified use. The FDA reviews all submitted NDAs and is governed by the Prescription Drug User Fee Act (“PDUFA”) regarding response time to the application, which is generally 12 months (and shorter for a priority application). It may deny a NDA if it believes that applicable regulatory criteria are not satisfied. The FDA also may require additional clarifications on the existing application or even additional testing for safety and efficacy of the drug.

In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Federal Food, Drug and Cosmetic Act, the FDA has 365 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved.

The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter, or an approvable letter that will likely contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. If the FDA’s evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional post marketing studies, or Phase IV studies, to evaluate long-term effects of the approved drug.

•

Section 505(b)(2)

A 505(b)(2) application offers an appealing regulatory pathway alternative by permitting companies to obtain FDA approval of NDA without conducting the full complement of safety and efficacy trials.  This application can only be used for drugs that are similar or equivalent to the ones already approved by FDA in NDA for another company.  The applicant does not need to get permission from the original filer to use their information and it allows the applicant to rely on studies published in the scientific literature to demonstrate the safety and effectiveness of new drug.  The 505(b)(2) application is intended to encourage sponsors to develop innovative medicines using currently available products by significantly reducing the time and money to bring new application of an old drug to market.

 Foreign Countries

Canadian regulatory procedure is substantially similar to that of the United States.  Before we are permitted to market any of our products outside of the United States and Canada, those products will be subject to regulatory approval by foreign government agencies similar to the FDA or Therapeutic Products Directorate in Canada (“TPD”).  These requirements vary widely from country to country. Generally, however, no action can be taken to market any drug product in a country until an appropriate application has been submitted by a sponsor and approved by the regulatory authorities in that country. Again, similar to the FDA and TPD, each country will mandate a specific financial consideration for the Marketing Application dossiers being submitted. Although an important consideration, FDA or TPD approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA or TPD approval.

Natural Health Products

Manufacturing of natural health products for human consumption requires registration of the composition in Health Canada Natural Health Products Directorate in accordance with current regulations and obtaining of NPN (Natural product number). We have applied for an NPN for all of our nutraceuticals formulations.  Currently we only have NPN number for our nanoemulsion formulation for cystitis treatment, Nano E-drops, but we expect to receive NPNs for our other candidates in the foreseeable future.

For European Union (“EU”) countries, Natural Health Products usually can be registered as “food supplements”. Essential oils nanoemulsion for treatment of cystitis and urinary tract infections (Nano E-drops ) was successfully registered as food supplement in Latvia and placed into the EU database of approved food supplements. It simplifies and accelerates registration and approval of the product in any other EU country.  We also have received an import license in Uzbekistan to sell Nano E-Drops in that country.

 Marketing and Distribution

We plan to market our products through collaborative arrangements with companies that have well-established pharmaceutical and nutraceutical health products marketing and distribution capabilities, including expertise in the regulatory approval processes in their respective jurisdictions.

Currently we have NPN in Canada and registration as food supplement in Latvia (EU) for Nano E-Drops as well as import license for Nano E-Drops in Uzbekistan.

Nutraceuticals have become an important part of mainstream health care. We believe the market for nutraceuticals is growing. Although public awareness of nutraceuticals is increasing, only a small percentage of North Americans actually use nutraceuticals on a regular basis. Thus we believe there is a potential new market for these products for the following reasons:

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Increased use of nutraceutical products for the over-50 population segment, whose numbers are increasing;

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Increased awareness that nutraceuticals is an important part of mainstream health care; and

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Price increases.

Marketing Strategies

We have formulated a strategy that we believe will differentiate us as a company by:

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Focusing on science;

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Developing unique nutraceuticals and related diagnostics;

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Securing a proprietary position for its products;

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Advertising aggressively and market through all appropriate distribution channels using all professional means; and

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Providing information by a Company website to be developed.

Following this strategy, we believe we can gain access to many revenue generating channels through classic pharmaceuticals and other health care products. We further believe there are greater consumer demands, market growth potential and both real and perceived usefulness. We can increase market share by reducing market share of competitors. This strategy will capitalize on the market development to date and capture a share of markets held by existing nutraceuticals. The key benefit is that the company has carefully chosen products for the pipeline that maximize the therapeutic value of their discoveries and technology. This strategy requires extensive advertising in mainstream media, including infomercial, interactive TV, direct mail, independent sales reps and educational inserts/newsletters.  Product studies will support this marketing strategy. In this context, the company will pursue preliminary inquiries from favored vendors.

Management plans to explore new markets for products through strategic positioning. This strategy involves developing specialty catalogues, placement on retail shelves of health food stores, educational product inserts/newsletters, media appearances discussing product, and independent sales reps.

We also intend to engage multi-level marketing companies. This strategy would likely involve creating private labels for a large customer. A major component of this strategy is the effect of product identity. This channel of distribution usually requires more price mark-up than the product would tolerate.

We further intend to keep capital outlay at a minimum by licensing and/or franchising our products to a brand-name company. This strategy would add value to the product in the form of brand name loyalty, manufacturing strength, and a strong sales/service force already in place.

Marketing Plan

In moving from the start-up stage into the first growth stage, we must identify and match market segments with appropriate distribution channels. Our goal is to expand regionally, both in Canada and the U.S., based on existing markets and consumer profiles. Once we realize regional sales growth and product recognition, we plan to implement a national and international marketing strategy. At such time as we reach this level, management anticipates it will employ a major marketing communications agency.

Our marketing and sales outline is as follows.

Marketing Function

1.

A complete review and analysis of the proposed product’s market.

2.

Use of groups conducted with the professional community and general consumers to identify professional and consumer preferences.

3.

Based on research results, create a product identity.

4.

From product identity, establish professional and consumer strategic directions, which would affect product design, packaging, advertising, consumer promotion, and product publicity.

5.

Develop and launch a marketing plan with all elements and budget for both professional and consumer.

6.

Actual implementation of the plan to include product design changes, packaging, advertising, consumer promotion, display, and product publicity.

7.

Consider using a sales organization for retail sales and a broker for the remainder of sales.

Manufacturing

We intend to use third party manufacturer for our products.  Currently we have a signed agreement with Nutralab Ltd. (Markham, Ontario) to manufacture several of our products, such as Nano E-Drops, Banaba extract in soft gelatin capsules and URBAN POWER (Ursolic acid + Banaba extract combination) soft gelatin capsules. The initial batch of 9,000 bottles of Nano E-drops was successfully manufactured, packaged and labeled at Nutralab Ltd. in full compliance with GMP requirements.

We have also selected Vesta Pharmaceuticals Ltd. of Indianapolis, Indiana as the manufacturer of chewable tablets, such as GluCorrect® (Banaba extract).

Raw Material Supplies

Excipients used in our formulations are available from numerous sources in sufficient quantities for manufacturing purposes. We believe that they will be available in sufficient quantities for commercial purposes when required.

We also believe future development and marketing partners under licensing and development agreements, if any, will provide, or assist in obtaining, pharmaceutical compounds that are used in products covered under such agreements.

Components used in the production of our consumer/over-the-counter products are available from a number of potential suppliers. We have not secured commercial supply agreements with any supplier as the components are readily available in the commercial quantities.

We have selected Citrus and Allied Essences Ltd. of Lake Success, New York as a supplier of Natural essential oils, suitable for oral human consumption (FCC and USP/NF grades). American Lecithin will be the supplier of Lecithin.

Compendial high purity oils, acetylated glycerides and pharmaceutically acceptable surfactants are being supplied by Kerry Bio-Science by way of Nealanders International, Inc., Mississauga, Ontario).

Grain alcohol is supplied by Commercial Alcohols Inc., Toronto, Ontario.

OptiPure (Chemco International/Kenco group), Los Angeles, California and Sabinsa Corp., East Windsor, New Jersey, are suppliers of active ingredients for chewable tablets.

Intellectual Property

Patents are a key determinant of market exclusivity for most branded pharmaceutical products. Protection for individual products or technologies extends for varying periods, in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

We have one US patent application for nanoemulsion for oral administration of essential oils (application # 61521491 Medicinal Compositions And Method For Treatment Of Urinary Tract Infections). Several patent applications are in preparation and will be filed in 2012 or 2013 after obtaining of supporting animal experimental data, provided we have sufficient funding.

We also have developed brand names and trademarks for products in all areas. We consider the overall protection of our patent, trademark and other intellectual property rights to be of material value and acts to protect these rights from infringement.

Our long-term success will substantially depend upon our ability to obtain patent protection for our technology and our ability to protect our technology from infringement, misappropriation, discovery and duplication. We cannot be sure that any future patent applications will be granted, or that any patents which we own or obtain in the future will fully protect our position.

Our patent rights and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. We believe that our existing technology and the patents that we hold or for which we have applied do not infringe anyone else's patent rights. We believe our patent rights will provide meaningful protection against others duplicating our proprietary technologies. We cannot be sure of this, however, because of the complexity of the legal and scientific issues that could arise in litigation over these issues.

We also rely on technological know-how’s, composition’s trade secrets and other unpatented proprietary information. We seek to protect this information, in part, by confidentiality agreements with our employees, consultants, advisors and collaborators.

Competition

Our future success depends, in part, upon our ability to develop products and achieve market share at the expense of existing and established and future products in the relevant target markets. Existing and future products, therapies, technological approaches or delivery systems will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost.

Developments by competitors may render our products or technologies obsolete or non-competitive. Alternatively, competitors may challenge our patents and prevail in a court of law rendering our products, even if they are successfully developed, tested and approved, unmarketable.

Lorazepam spray

We believe there are no oral sprays on the market today containing lorazepam or other benzodiazepines that could treat severe epileptic seizures without hospital settings.

Pfizer/Wyeth markets an injectable drug branded ATIVAN® that is used to treat serious seizures that do not stop (status epilepticus). It is also used before surgeries or procedures to cause drowsiness, decrease anxiety, and cause forgetfulness about the procedure or surgery. This drug may also be used to cause drowsiness in patients who need a tube and machine to help with breathing (intubated), to prevent nausea and vomiting in patients on chemotherapy, and to treat a mental/mood disorder (delirium).

This medication is also available in tablet form and form of oral solution to relieve anxiety and promote sleep.

2% ketoconazole ointment

There are a number of preparations currently on the market containing ketoconazole, including tablets (200 mg), shampoo (1% and 2%), cream (2%), gel (2%) and foam (2%).  We consider our direct competition to be 2% Ketoconazole gel from Barrier Therapeutics, Inc. / Stiefel Laboratories, Inc., marketed under the brand name Xolegel™, 2% Ketoconazole cream from JSJ Pharmaceuticals marketed under the brand name Kuric™, and 2% Ketoconazole foam marketed by Stiefel Laboratories, Inc. under the brand name Extina® Foam.  Ketoconazole tablets are available in generic form and are marketed by a number of generic drug manufacturers.

Topical formulations of Ketoconazole can be used for treatment of seborrheic dermatitis. Topical Ketoconazole is used also for treating ringworm, jock itch, athlete's foot, dandruff, tinea versicolor and other skin fungal infections, susceptible to Ketoconazole.

Research and Development

Prior to closing the Acquisition Agreement, we have not expended any funds on research and development.  It is our goal to commence a research program as soon as we are able to raise the necessary funds.

Employees

At the time of closing the Acquisition Agreement we did not have any employees.  Management is presently in the process of reviewing the near term possibility of engaging qualified personnel to conduct our new business venture.  Initially, we may use non-employee consultants to assist us in formulating a research and development strategy, preparing regulatory submissions, developing protocols for clinical trials, and designing, equipping and staffing future manufacturing facilities. We may also engage non-employee consultants and advisors to assist us in business development. We may find it necessary to periodically hire part-time clerical help on an as-needed basis.

Consultants and advisors usually have the right to terminate their relationships on short notice. Loss of some of these key consultants or advisors could interrupt or delay development of one or more of our products or otherwise adversely affect our business plans.

We expect to continue to need qualified scientific personnel and personnel with experience in clinical testing, government regulation and manufacturing. We may have difficulty in obtaining qualified scientific and technical personnel as there is strong competition for such personnel from other pharmaceutical and biotechnology companies, as well as universities and research institutions. Our business could be materially harmed if we are unable to recruit and retain qualified scientific, administrative and executive personnel to support our expanding activities, or if one or more members of our limited scientific and management staff were unable or unwilling to continue their association with us.

Properties.

We currently use as our principal place of business the business office of our director, Geoff Williams, in Salt Lake City, Utah. We have no written agreement and currently pay no rent for the use of the facilities.  We are presently in the process of locating commercial office space from which to conduct our business.

Legal Proceedings.

There are no material pending legal proceedings to which the company or any subsidiary is a party, or to which any property is subject and, to the best of our knowledge, no such action against us is contemplated or threatened.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Position Held with Eastgate

Anna Gluskin	60	CEO and Director

Mirjana Hasanagic	47	President and Director

Brian Lukian	63	CFO and Director

Joseph Schwarz	57	Chief Scientist

Michael Weisspapir	55	Chief Medical Officer

Geoff Williams	42	Director

Nancy Ah Chong	44	Secretary/Treasurer and Director

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated directors for service on the board of directors or any committee thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any committee thereof. However, directors may defer their expenses and/or take payment in shares of our common stock. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the board of directors and each executive officer serves at the discretion of the board. We presently do not have any standing committees.

No director, officer, affiliate or promoter of our company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

Directors currently devote only such time to company affairs as needed. The time devoted could amount to as little as 10% of the time they devote to their own business affairs, or if business conditions ultimately warrant, they could possibly elect to devote their full time to our business. Presently, except for our directors and executive officers, there are no other persons whose activities are material to our operations.

Currently, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs. Present management openly accepts and appreciates any input or suggestions from stockholders. However, the board of directors is elected by the stockholders and the stockholders have the ultimate say in who represents them on the board. There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors of are acting on behalf of, or will act at the direction of any other person.   However, two directors, Geoff Williams and Nancy Ah Chong, have agreed to tender their resignations as directors and officers at such time as the balance of $50,000 due to Williams Investment Company under the Acquisition Agreement is paid.

The business experience of each of the persons listed above during the past five years is as follows:

Anna Gluskin became CEO on May 22, 2012 and has over 30 years’ experience in discovering and developing opportunities in the area of biotechnology pharmaceutical and consumer health products.  While she is currently managing her own investments in a number of consumer health products and drug delivery she has served as the Chief Executive Officer and President of Generex Biotechnology Corporation, a company that has developed a proprietary alternative (non-invasive; non-injectable) drug delivery system.  Ms. Gluskin was a Founder of Generex Biotechnology Corporation and within her role as CEO she was instrumental in raising over $400 million for the company.  Since its inception in 1995 Generex had developed an oral (buccal delivery insulin spray, Oral-lyn) and a platform from which a number of applications have been tested and others identified.  An over-the-counter spray product pipeline was also developed and was marketed in a number of markets around the globe.

Prior to her Executive Management position at Generex Biotechnology, Ms. Gluskin served as a Director of Interlock Consolidated Corporation, a Canadian public company, which was engaged in the sale and fabrication of pharmaceutical manufacturing facilities.  Ms. Gluskin successfully participated in the set-up of pharmaceutical facilities in Russia and other countries in Eastern Europe. In the past her career activities include the financing and marketing of nursing home developments and other related projects. Ms. Gluskin has a number of patents for innovative pharmaceutical drugs in her name.  She holds a Master’s Degree in Microbiology and Genetics from Moscow State University.  She holds an equivalent degree from the University of Toronto.

Mirjana Hasanagic became President on May 22, 2012 and has over 20 years of managerial experience including supervision of all day-to-day activities of the business, including: marketing efforts, budgeting and accounting, purchasing and inventory control and staff supervision.  She has held executive positions with pharmaceuticals and healthcare industries including President of Nano

Essentials, Inc., a Toronto company developing products containing nano-sized delivery vectors (2009-2012).

Prior to this appointment, she was president of Go Laser Inc. (2000-2008), a Waterloo based company where she was using her knowledge and education in herbalism and alternative medicine to treat infections, skin ailments and viral diseases. Her interest and experience in natural health products and diagnostics has led her to develop formulations that provide better absorption and delivery with the goal of attaining long term recovery and/prevention.

Ms. Hasanagic holds Medical Doctor (Alternative Medicine), Herbalism degree from Indian Board of Alternative Medicine and B.A., Philosophy, Linguistics & Literature from University of Sarajevo, Bosnia.

Brian Lukian became CFO May 22, 2012 and has Over 30 years’ of financial, strategic and business leadership contributing to the growth and turnaround of corporations in various industries and countries.

Since January 2007, he has been providing consulting services in regards to mergers and acquisitions, turnarounds, financings as well as business and industry analysis.  From 2000 through 2006, he was employed as Chief Financial Officer and Chief Operating Officer for several public companies in United States and Canada for which he was responsible for all public company reporting requirements with the SEC in the USA and all jurisdictions in Canada.  Included in these was a start up in the biotechnology industry for which Mr. Lukian was also a member of the Board of Directors.

Mr. Lukian acquired a great deal of international experience having lived and worked outside of North America for more than 15 years.  He has lived and worked on infrastructure projects in Papua New Guinea, Malaysia, and the Philippines.  During these ventures Mr. Lukian has performed all the classical management functions associated with a start up including negotiating with various government departments such as customs, immigration and the department of finance and taxation as well as setting up the infrastructure to accomplish these projects.

In addition to these ventures Mr. Lukian has also provided contract services to infrastructure projects in New Zealand, Cambodia, Myanmar, Australia, and Thailand.

Mr. Lukian earned his certificate as Chartered Accountant, McGill University, while employed by Ernst & Young, Montreal, Canada and is a member of the Order of Chartered Accountants of Quebec. Mr. Lukian also has a United States Investment Bankers license, Series Seven. He received a Bachelor of Commerce from Loyola College, Montreal, Canada.

Geoff Williams. Mr. Williams has served as a director and President and C.E.O. of our company since its inception in September 1999.  He resigned as President and C.E.O. on May 22, 2012. From 1994 to the present, Mr. Williams has been a representative of Williams Investments Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings.  Mr. Williams attended the University of Utah and California Institute of the Arts.  Mr. Williams also serves as our principal financial officer and principal accounting officer.

Mr. Williams is currently a director, President and C.E.O. of Westgate Acquisitions Corp. and, until he resigned in February 2010, he was a director, President and C.E.O. of Greyhound Commissary, Inc., now known as Tanke Biosciences Corp. Mr. Williams also became a director of U.S. Rare Earths, Inc. on

November 29, 2011 and President and a director of Protect Pharmaceutical Corporation on February 14, 2012.

Nancy Ah Chong. Ms. Ah Chong became a director and Secretary / Treasurer of our company in September 2006.  From August 2004 to the present, she has been an office manager for Williams Investment Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings.  Previously, Mrs. Ah Chong was an administrative assistant for Forsgren Associates in Salt Lake City from March 2004 to August 2004.  She has also worked as a customer service representative for Overstock.com from November 2003 to January 2004 and O’Currance from February 2001 to November 2003, and as a marketing and travel coordinator for MGIS from February 2000 to August 2001.  From August 1991 to December 1999, Mrs. Ah Chong was with Barrick Goldstrike Mines, Inc. in Elko, Nevada, first as an exploration draftsperson and then an administrative assistant.  Mrs. Ah Chong attended and graduated from the Omaha Institute of Art and Design in Omaha, Nebraska.

Ms. Ah Chong is currently a director and Secretary / Treasurer of Westgate Acquisitions Corp. and, until she resigned in February 2010, she was a director and Secretary / Treasurer of Greyhound Commissary, Inc., now known as Tanke Biosciences Corp.  Ms. Ah Chong also became a director and Secretary of Protect Pharmaceutical Corporation on February 14, 2012.

Joseph Schwarz became Chief Scientist on May 22, 2012 and a has graduate degree in Polymer Chemistry from Moscow State University, and a PhD in Organic Chemistry from Zelinsky Organic Chemistry Institute (Academy of Science, Moscow), Laboratory of polynitrocompounds. He has more than 40 publications 8 issued US patents and about 20 US patent applications. He has more than 20 years in pharmaceutical R&D Experience.  Mr. Schwarz is a pharmaceutical technology and formulation expert in sustained release formulations for oral, topical, transmucosal, ophthalmic and parenteral application; biodegradable nano- and micro particles for controlled drug delivery of small molecules, peptides and proteins; colloidal drug delivery systems – nanoemulsions, micelles, hybrid nanoparticles; development and manufacturing of generic and brand pharmaceutical and cosmetic products.

Michael Weisspapir became Chief Medical Officer on May 22, 2012 and has over 25 years’ experience in pharmacology and drug development.  His extensive knowledge spans all stages of drug development including pharmacology, toxicology, pharmaceutical science and neuroscience. His knowledge extends to an array of indication including immunomodulators, anti-inflammatory drugs, anticonvulsant, anticancer agents as well as different methods of administration including parenteral, oral, transdermal and topical applications.

Mr. Weisspapir’s has extensive experience with new drug evaluation for efficacy and safety (immunomodulators, chemotherapeutic agents, NSAID, anticonvulsants, antioxidants). This includes design and implementation of animal models of different indications, implementation of in vivo and in vitro experimental protocols as well as with controlled drug delivery systems, submicron emulsion, nanoemulsions, biodegradable nanoparticulate systems (NSAID, SAID, tranquilizers, anticonvulsants, peptides, antibiotics).  His most recent past work experience includes Chief Medical Scientist position (CMS) at AlphaRx Canada (2004 -2011).

Mr. Weisspapir currently holds 3 patents, has 20 patent applications and was published in over 20 pharmacological and toxicological journals.

Mr. Weisspapir holds a Medical Doctor degree and Ph.D. degree in Pharmacology- both from Chelyabinsk State Medical Institute, Russia

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that these reports were not filed during the fiscal year 2011.

Code of Ethics

We currently do not have a code of ethics. During the current fiscal year, we do intend to adopt a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions

Executive Compensation

We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We have not paid any salaries or other compensation to officers, directors or employees for the years ended December 31, 2011 and 2010. Further, we have not entered into an employment agreement with any of our officers, directors or any other persons and no such agreements are anticipated in the immediate future. We expect that directors will defer any compensation until such time as an acquisition or merger can be accomplished and will strive to have the business opportunity provide their remuneration. As of the date hereof, no person has accrued any compensation.

Certain Relationships and Related Transactions

There have been no material transactions during the past two fiscal years between our Company and any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate families.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report

We are a development stage company and, prior to the closing of the Acquisition Agreement, we had no assets and capital and limited operations.  Ongoing expenses, including the costs associated with the preparation of reports and filing with the SEC, have been paid for by advances from stockholders, which are evidenced on our financial statements as payable-related party.  Historically, we required only minimal capital to maintain our corporate viability, although the following the completion of the Acquisition Agreement our financial requirements will increase significantly.  Our current immediate financial needs will most likely be provided by officers and directors, although there is no agreement related to future funds and there is no assurance such funds will be available.

Results of Operations

We have not recorded any revenues since inception.  During the three month period ended March 31, 2012 (“first quarter”), we incurred a net loss of $4,462, a 39% decrease compared to a $7,259 loss during the comparable first quarter of 2011.  We have reported a cumulative net loss of $128,625 since inception through March 31, 2012.  The decreased loss for the first quarter of 2012 is attributed to the 50% decrease in general and administrative expenses from $5,920 for the first quarter of 2011 period to $2975 for the 2012 first quarter.  The decrease in general and administrative expenses during the first quarter of 2012 was primarily due to decreased legal and accounting costs related to our requisite SEC filings.  Also, interest expense of $1,487 for the first quarter of 2012 increased 11% from $1,339 for the first quarter of 2011, attributed to an increase in loans from stockholders during the quarter.

We incurred a net loss of $29,920 for the year ended December 31, 2011, compared to a loss of $24,354 for the year ended December 31, 2010.  Our cumulative net loss since inception through December 31, 2011 was $121,388.  The increase in net loss for 2011 is attributed primarily to additional professional expenses for accounting and legal fees.  Interest expense increased to $5,977 for 2011 from $5,434 for 2010, representing the increased amount of interest on payables to related parties.

Liquidity and Capital Resources

During the year ended December 31, 2011 and the first quarter of 2012, a principal stockholder paid our ongoing expenses. At March 31, 2012, we had current liabilities of $94,925 compared to $89,188 at December 31, 2011.  The increased liabilities at March 31, 2012 is partially due to the increase in the note payable - related party of to $60,590, compared to $59,590 at December 31, 2011, representing additional expenses paid by stockholders during the first three months of 2012.  Accrued interest – related party at March 31, 2012 was $18,677 compared to $17,170 at December 31, 2011, which reflects the added interest on the payable – related party.  Also, accounts payable increased from $12,408 at December 31, 2011 to $12,883 at March 31, 2012, reflecting an increase in unpaid obligations.  Because we have no cash reserves or current revenue source, we expect to continue to rely on the stockholder to pay expenses until such time as we can secure funding from outside sources, either debt or equity.

At March 31, 2012, we had a stockholders’ deficit of $92,150 compared to a stockholders' deficit of $89,188 at December 31, 2011.  The increase in stockholders' deficit is primarily attributed to ongoing general and administrative expenses, principally legal and accounting costs.

At December 31, 2011, we had current liabilities of $89,188 compared to $65,268 at December 31, 2010.  The increase at December 31, 2011 is primarily attributed to the $11,388 increase in accounts payable, from $1,020 in 2010 to $12,408 in 2011.  Also contributing to the increase in current liabilities in 2011 was the $6,555 increase in the payable - related party, from $53,035 in 2010 to $59,590 in 2011 due to the increase in payment of expenses by stockholders.  This increase also attributed to the $5,977 increase in accrued interest-related party from  $11,213 in 2010 to $17,190 in 2011.

In the opinion of management, inflation has not and will not have a material effect on our operations until such time as we successfully complete an acquisition or merger.  At that time, management will evaluate the possible effects of inflation related to our business and operations following a successful acquisition or merger.

Plan of Operation

Following the closing of the Acquisition Agreement we have become engaged in the development and ultimate formulation of other novel formulations of natural compounds and OTC products that have limitations in effective use for human consumption.  We believe our self-emulsifying drug delivery technology can improve the efficacy of existing products and formulations based on natural or well-established compounds and known biologically active compounds. We intend to conduct our research and development through collaborative programs. We anticipate relying on arrangements with third party drug developers such as contract research organizations and clinical research sites for a significant portion of our product development efforts.

The Acquisition Agreement enabled us to acquire certain products, formulas, processes, proprietary technology and/or patents and patent applications related to pharmaceutical, nutraceutical, food supplements and consumer health products. We have not formulated any final products or received receive approvals from any regulatory agencies or generated any revenues from product sales. We have not been profitable since our inception through the current date.

We expect to incur significant operating losses for the next several years and until we are able to formulate a commercially viable product.  We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

●

Continue to undertake formulation of novel products and subsequent preclinical and clinical trials for our product candidates;

●

Seek regulatory approvals for our product candidates;

●

Develop, formulate, manufacture and commercialize our products;

●

Implement additional internal systems and develop new infrastructure;

●

Acquire or in-license additional products or technologies, or expand the use of our technology;

●

Maintain, defend and expand the scope of our intellectual property; and

●

Hire qualified personnel.

Future product revenue will depend on our ability to develops, receive regulatory approvals for, and successfully market, our product candidates. In the event that our development efforts result in regulatory approval and successful commercialization of our product candidates, we will generate revenue from direct sales of our products and/or, if we license our products to future collaborators, from the receipt of license fees and royalties from licensed products.

Management estimates that our research and development expenses for the next 12 months will be approximately $4 million, primarily for research and pilot studies.  We also estimate that other expenses, including personnel, general and administrative and miscellaneous expenses could be as much as $1 million during the same time period.  Because we currently have no revenues, most likely the only source of funding these expenses will be through the private sale of our securities, either equity or debt.  We are currently exploring possible funding sources, but we have not entered into any arrangements or agreements for funding as of this time.  If we are unable to raise the necessary funding, our research and development plans will be delayed indefinitely.  There can be no assurance that we will be able to raise the funds necessary to carry out our business plan on terms favorable to the company, or at all.

Net Operating Loss

We have accumulated a net operating loss carryforward of approximately $54,312 as of December 31, 2011.  This loss carry forward may be offset against future taxable income through the year 2031.  The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.  In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards that can be used.  No tax benefit has been reported in the financial statements for the year ended December 31, 2011 because it has been fully offset by a valuation reserve.  The use of future tax benefit is undeterminable because we presently have no operations.

Recent Accounting Pronouncements

The company has evaluated recent accounting pronouncements and their adoption has not had nor is not expected to have a material impact on the company’s financial position or statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the best of our knowledge, as of May 29, 2012, with respect to each person known by us to own beneficially more than 5% of the outstanding common stock, each director and all directors and officers as a group.

Name of Beneficial Owner	Number of Shares		Percent of Class(1)

Directors and Officers

Anna Gluskin*	3,500,000		11.1%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Mirjana Hasanagic*	2,000,000		6.3%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Brian Lukian*	500,000		2%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Joseph Schwarz*	2,000,000		6.3%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Michael Weisspapir *	2,000,000		6.3%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Geoff Williams*	4,635,000		14.7%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Nancy Ah Chong *		0	0%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

5% Stockholders

TGT Investment Management Inc.(2)	10,000,000		31.6%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

Edward F. Cowle*	4,635,000		14.7%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

H. Deworth Williams	2,195,445		6.9%
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109

All Directors and Officers as a group (7 persons)	14,635,000		46%

* Director and/or executive officer

Note: Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated above.

(1) Based upon 31,625,000 shares of common stock outstanding on May, 29, 2012.

(2)

TGT Investment Management Inc. is privately held investment holding company, of which investment and holding control is held by Rose Perri.

DESCRIPTION OF SECURITIES

Common Stock

We have authorized 100 million shares of common stock, par value $0.00001 per share.  All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share of common stock entitles the holder thereof:

●

to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

●

to participate equally and to receive any and all such dividends as may be declared by the board of directors; and

●

to participate pro rata in any distribution of assets available for distribution upon liquidation.

Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  Our common stock is not subject to redemption and carries no subscription or conversion rights.

MARKET PRICE OF, AND DIVIDENDS ON, OUR COMMON EQUITY

AND OTHER STOCKHOLDER MATTERS

There is currently no public trading market for our common stock.  We intend to engage a broker-dealer to make an initial application to FINRA to have our shares quoted on the OTC Bulletin Board.  The application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.  As of the date hereof, there are approximately 45 stockholders of record of our common stock.

Inclusion on the OTCBB will permit price quotations for our shares to be published by that service. Although we intend to request that an application to the OTCBB be submitted, we do not anticipate a public trading market in our shares in the immediate future. Any future secondary trading of our shares may be subject to certain state imposed restrictions.  Except for the application to the OTCBB, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTCBB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTCBB or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The Nasdaq Stock Market in the foreseeable future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●

registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●

authorized for quotation on The Nasdaq Stock Market;

●

issued by a registered investment company;

●

excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●

exempted from the definition by the SEC.

A broker-dealer who sells penny stocks to a person other than an established customer or accredited investor is subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchase of such securities and must receive the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, a monthly statement must be sent to the client disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

Rule 144

Rule 144, promulgated under the Securities Act of 1933, is the common means for stockholders to resell restricted securities and for affiliates, to sell their securities, either restricted on non restricted (control) shares.  Rule 144 was amended by the SEC on February 15, 2008.  Some of our current outstanding common shares are deemed restricted securities.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●

the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●

1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

An important exception to the above described availability of the amended Rule 144 is that Rule 144 is not available for either a reporting or non-reporting shell company, unless the company:

●

has ceased to be a shell company;

●

is subject to the Exchange Act reporting obligations;

●

has filed all required Exchange Act reports during the preceding twelve months; and

●

at least one year has elapsed from the time the company filed with the SEC current Form 10 type information reflecting its status as an entity that is not a shell company.

Because prior to closing the Acquisition Agreement we were classified as a “shell” company, our stockholders who currently hold restricted shares of common stock, will not be able to rely on Rule 144 until one year after we cease to be a shell company and have filed with the SEC adequate information that we are no longer a shell company.  The information included in this Form 8-K is intended to be adequate information and, accordingly, our stockholders, both affiliates and non affiliates, will be eligible to use Rule 144 after one year from the filing of this report.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

Dividends Policy

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the foreseeable future.

Recent Sales of Unregistered Securities

Upon closing the Acquisition Agreement we issued 10 million shares of our common stock (valued at $0.50  per share) to the seller, Anna Gluskin and/or her assigns, in exchange for the assignment of the acquired products and technology.  We also issued 10 million shares of common stock to TGT Investment Management Inc. in consideration for services rendered for and monies advanced to Eastgate.  The following persons received shares pursuant to the Acquisition Agreement.

●

Anna Gluskin

3,500,000 Shares

●

Mirjana Hasanagic

2,000,000 Shares

●

Joseph Schwarz

2,000,000 Shares

●

Michael Weisspapir

       2,000,000 Shares

●

Brian Lukian

   500,000 Shares

●

TGT Investment Management Inc.

     10,000,000 Shares

All of the above referenced shares were issued in a private transaction to informed persons pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.  Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically, unless it is specifically limited by a company's articles of    incorporation, which is not the case with our articles of incorporation.

Excepted from that immunity are:

(1)

a willful failure to deal fairly with our Company or our stockholders in connection with a matter in which the director has a material conflict of interest;

(2)

a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(3)

a transaction from which the director derived an improper personal profit; and

(4)

willful misconduct.

Our bylaws provide that we will advance all expenses incurred by any director who was, or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding.  This applies to civil, criminal, administrative or investigative proceedings, by reason of the fact that person is, or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The board of directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

If a claim for indemnification against such liabilities, other than payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Section 5 – Corporate Governance and Management

Item 5.01 Change in Control of Registrant

As a result of the Acquisition Agreement that closed on May 22, 2012, there has been a change in the voting control of our company and in the board of directors by way of appointing three new directors to our board of directors, which were designated by the seller of the products and technology. Under the terms of the Acquisition Agreement, we issued 10 million shares to Anna Gluskin, of which she assigned

6.5 million shares to four persons, each of whom became an officer and/or director of the Company.  The recipient of those shares were:

●

Mirjana Hasanagic  (Director and President)

2,000,000 Shares

●

Joseph Schwarz  (Chief Scientist)

2,000,000 Shares

●

Michael Weisspapir (Chief Medical Officer)

       2,000,000 Shares

●

Brian Lukian  (Director and Chief Financial Officer)

   500,000 Shares

Additionally, the Acquisition Agreement provided that 10 million shares were to be issued in connection with the acquisition of products in consideration for services rendered and monies advanced.  Those shares were issued to TGT Investment Management Inc.  Accordingly, the 20 million shares issued pursuant to the Acquisition Agreement now represent 63.2% of our issued and outstanding shares of common stock.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2011 in connection with the closing of the Acquisition Agreement, our board of directors appointed three new directors to the Board, who also became executive officers.  The new directors were Anna G. Gluskin (CEO), Mirjana Hasanagic (President) and Brian Lukian (CFO).  Information concerning the new directors and executive officers is included under the “Executive Officers and Directors” heading of Item 2.01 above. Our two incumbent directors, Geoff Williams and Nancy Ah Chong, will remain on the Board as directors, although Mr. Williams has resigned as President and CEO.

Item 5.06 Change in Shell Company Status

As explained more fully in Item 2.01 of this Current Report on Form 8-K, the Company was a “shell company” (as such term defined in Rule 12b-2 under the Exchange Act) immediately before the closing of the definitive Acquisition Agreement on May 22, 2012.  As a result of the Acquisition Agreement and the acquisition of certain products and technology, we have become engaged in the business of developing, formulating and commercializing innovative pharmaceutical, nutraceutical, food supplements and consumer health products..  Detailed information of the Acquisition Agreement and business of the Company is set forth under the “Business of Eastgate Acquisitions Corporation” heading of Item 2.01 above.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the Company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1

Patent Acquisition Agreement

10.2

First Addendum to Patent Acquisition Agreement

99.1

Financial statements for Eastgate Acquisitions Corporation for the fiscal year ended December 31, 2011

99.2

Financial statements for Eastgate Acquisitions Corporation for the quarterly period ended March 31, 2012

99.3

Pro forma financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eastgate Acquisitions Corporation

Date:  May 29, 2012

By:     S/ ANNA GLUSKIN

Chief Executive Officer